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[TRANSLATION]

[CIES INTERNATIONAL LOGO]

                                                                    Exhibit 15.5

                                  CERTIFICATION

              Marcelo Mercado Lora, Director of CIES International

CERTIFIES:

That CIES International was engaged by Cerveceria Boliviana Nacional S.A. (CBN), beginning in January 2003 to conduct market research regarding the beer industry in the Bolivian cities of La Paz, El Alto, Cochabamba, Santa Cruz, Tarija, Sucre, Oruro, Potosi, and Trinidad. The study has been conducted bi-monthly on a continuous basis in the first four cities mentioned above, and on a less frequent basis for the other cities.

The market analysis we conduct analyzes inventory levels, purchases, sales, prices, distribution and the presence of advertising materials. Based on this information, we produce a report detailing the sales levels in the entire industry, market participation in the beer industry, distribution efficiency percentages and other relevant information.

I certify that for the purposes suitable to CBN, for whom we have conducted this study, we consent to the use of the information that we produce in the space in which CBN deems fit.

La Paz, May 2006

/s/ Marcelo Mercado Lora
Marcelo Mercado Lora
Director


La Paz: Edificio Multicentro Torre B Of. 601 - Av. Arce esq. Rosendo Gutierrez - Telfs. (591-2) 244 0909 - 244 3764 - Fax (591-2) 244
            2592 - Casillia # 3816 - E-mail: cies@ciesinter.com

Santa Cruz: Calie Lemoine # 282 entre Colon y Velasco - Telfs. (591-3) 339 0595
            - 339 0611 - Fax (591-3) 311 2953 - E-mail: ciesscz@ciesinter.com

Cochabamba: Calle Lanza #0870 entre Oruro y La Paz - Telfs. (591-4) 452 4139 -
            Fax (5491-4) 452 3954 - E-mail: ciescbb@ciesinter.com